Exhibit 99.1

AUTOBYTEL REPORTS FINANCIAL RESULTS FOR 2011 FIRST QUARTER

●	Achieves Positive Non-GAAP Cash Flow for First Quarter
●	39% Year -Over-Year Growth in Purchase Request Revenue

IRVINE, Calif.  (May 5, 2011) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources to the automotive industry, today reported financial results for the first quarter ended March 31, 2011.

Total revenue grew 36% to $16.0 million, compared with $11.8 million for the 2010 first quarter and increased 9% from $14.7 million for the 2010 fourth quarter.

Purchase request revenue, the company’s principal business, grew 39% for the 2011 first quarter, versus the 2010 first quarter, and rose 9% from the immediately preceding fourth quarter.  The improvements reflect significantly increased sales of wholesale purchase requests resulting from the acquisition of Cyber Ventures and Autotropolis in September 2010, including purchase requests sold directly or indirectly to automobile manufacturers through third party customers.

Advertising revenue was $1.0 million for the 2011 first quarter, compared with $1.1 million for the 2010 first quarter reflecting a reduction in monetized page views and the effect of poor quality traffic that has since been eliminated.  Advertising revenue grew 17% from the fourth quarter of 2010 attributable, in part, to the benefit of additional page views on Autobytel’s websites.

“Autobytel made outstanding progress in the first quarter,” said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  “Our financial results reflected the benefits of acquiring Cyber Ventures and Autotropolis last September, which changed our course by enabling Autobytel to sell a substantially increased volume of higher quality, internally-generated automobile purchase requests to auto manufacturers and dealers.  Our performance also reflects actions that have been taken over the past two years to reduce operating expenses and re-position Autobytel for profitable growth.

“As 2011 unfolds, our positive momentum is continuing, and we are on the path of continued progress.  We achieved positive non-GAAP cash flow for the first quarter, and although the automotive sector is seeing some market disruption from the earthquake and tsunami in Japan, we continue to believe that Autobytel is well positioned for growth and that we will remain non-GAAP cash flow positive in the second quarter of 2011,” Coats added.

Gross profit was up almost 30% for the 2011 first quarter year-over-year, although as a percentage of revenue, gross margin was down slightly to 38.4% from 40.2% last year and 39.3% for the 2010 fourth quarter.  The year-over-year and sequential decline in gross margin is principally due to a shift in revenue mix, which provided increased gross profit dollars at a lower margin.  Both gross profit and gross margin rose in the latter half of the 2011 first quarter as the result of optimization initiatives related to search engine marketing, which are expected to be reflected in future periods.

Total operating expenses of $6.6 million for the 2011 first quarter were reduced significantly from $9.0 million in the preceding fourth quarter, which included costs related to a workforce reduction and expenses associated with the acquisition of Cyber Ventures and Autotropolis.  Total operating expenses for the 2010 first quarter were $4.1 million, which included a $2.8 million credit to operating expenses related to patent litigation settlements, $2.7 million of which was the final payment of a $20.0 million settlement reached with a competitor in December 2006.  Excluding the credit, total operating expenses for the 2010 first quarter were $6.9 million.

Cash flow used in operations was $1.2 million for the first quarter of 2011 compared with cash flow provided by operations of $1.4 million in the first quarter of 2010.

Non-GAAP cash flow was approximately $371,000 for the first quarter of 2011, a $2.7 million improvement from the preceding 2010 fourth quarter and down $1.0 million compared with the first quarter of 2010, which included a $2.7 million final patent litigation settlement payment. Excluding the final patent litigation settlement payment, non-GAAP cash flow increased $1.7 million compared with the first quarter of 2010.  Non-GAAP cash flow is defined as EBITDA plus non-cash stock compensation. A table providing reconciliations of these non-GAAP financial measures to their closest GAAP measures is included at the end of this press release.

Net loss for the 2011 first quarter amounted to $571,000, or $0.01 per share, which was sharply reduced from a net loss of $3.3 million, or $0.07 per share for the preceding 2010 fourth quarter.  Autobytel recorded net income of $797,000, or $0.02 per diluted share, for the first quarter of 2010; however, excluding the $2.8 million credit to total operating expenses mentioned above, net loss for the first quarter of 2010 would have been $2.0 million, or $0.04 per share.

Cash and cash equivalents totaled $7.5 million at March 31, 2011, compared with $8.8 million at December 31, 2010.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2011 first quarter financial results.  Interested parties may participate in the live call by dialing 877-852-2929, passcode 59988615.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through May 12, 2011 by dialing 800-642-1687, passcode 59988615.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”). The slides will contain disclosures of adjusted operating expenses, EBITDA (earnings before interest, taxes, depreciation and amortization) and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure will be included in the slides.

Note about Non-GAAP Financial Measures
Autobytel has disclosed the achievement of positive non-GAAP cash flow for the 2011 first quarter within this press release. This non-GAAP financial measure, as defined by SEC Regulation G, is derived by adding net interest, depreciation and amortization, and income tax provision to net loss, which is EBITDA, and then adding non-cash stock compensation.  Autobytel believes non-GAAP cash flow should be presented separately to enhance understanding of the company’s ongoing operations.  The management of Autobytel believes that this non-GAAP financial measure provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations.  A table providing a reconciliation of non-GAAP cash flow to its closest GAAP measure is included at the end of this press release. This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.  In addition, the company may incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

About Autobytel Inc. (www.autobytel.com)
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched autobytel.com in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites, including Autotropolis.com®, DealershipJobs.com, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com® and MyRide.com® and its respected online partners, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to the company’s belief regarding the achievement of positive cash flow for the second quarter of 2011, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.   Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect business, operating results, or financial condition of Autobytel and the market price of the company’s stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of the company’s Annual Report on Form 10-K for the current year.

Contacts:
Investor Relations Agency
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

Media Relations Agency
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

Jim Helberg, Autobytel Media Relations
949-862-1395
jimh@autobytel.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$7,531	$8,819
Restricted cash	400	400
Accounts receivable (net of allowances for bad debts and customer credits of $431 and $621, at March 31, 2011 and December 31, 2010, respectively)	9,949	9,067
Prepaid expenses and other current assets	558	797
Total current assets	18,438	19,083
Property and equipment, net	1,820	1,733
Long-term strategic investment	1,000	1,000
Intangible assets, net	3,919	4,258
Goodwill	11,677	11,677
Other assets	81	81
Total assets	$36,935	$37,832

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,197	$3,713
Accrued expenses and other current liabilities	3,718	4,995
Deferred revenues	418	564
Total current liabilities	8,333	9,272
Convertible note payable	5,000	5,000
Other non-current liabilities	554	457
Total liabilities	13,887	14,729

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 46,040,645 and 45,689,062 shares issued and outstanding, as of March 31, 2011 and December 31, 2010, respectively	46	46
Additional paid-in capital	305,872	305,356
Accumulated deficit	(282,870)	(282,299)
Total stockholders' equity	23,048	23,103
Total liabilities and stockholders' equity	$36,935	$37,832

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended
	March 31,

	2011	2010
Revenues:
Purchase requests	$14,964	$10,733
Advertising	1,001	1,054
Other revenues	67	26
Total net revenues	16,032	11,813
Cost of revenues (excludes depreciation of $55 and $192 for the three months ended March 31, 2011 and 2010, respectively)	9,872	7,065
Gross profit	6,160	4,748

Operating expenses:
Sales and marketing	2,419	2,753
Technology support	1,725	1,240
General and administrative	2,084	2,696
Depreciation and amortization	446	189
Patent litigation settlement	(67)	(2,763)
Total operating expenses	6,607	4,115
Operating (loss) income	(447)	633
Interest and other income, net	9	177
Income tax provision	133	13
Net (loss) income and comprehensive (loss) income	$(571)	$797

Basic (loss) earnings per common share	$(0.01)	$0.02
Diluted (loss) earnings per common share	$(0.01)	$0.02

Shares used in computing net (loss) earnings per common share (in thousands):
Basic	45,676	44,803
Diluted	45,676	45,992

AUTOBYTEL INC.
CALCULATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
AND NON-GAAP CASH FLOW

	Three Months Ended
	March 31,

	2011	2010

Net income	$(571)	$797
Net interest	72	(25)
Depreciation and amortization	510	322
Taxes	133	13
Earnings before interest, taxes
depreciation and amortization	$144	$1,107

Earnings before interest, taxes
depreciation and amortization	$144	$1,107
Non-cash stock compensation	227	242
Non-GAAP Cash flow	$371	$1,349